TECHNE CORPORATION RELEASES UNAUDITED FIRST QUARTER
                   RESULTS FOR FISCAL YEAR 2006

Minneapolis/October 27, 2005/--Techne Corporation's (NASDAQ: TECH) consolidated net earnings increased 20% to $17.0 million or $.43 per diluted share for the quarter ended September 30, 2005 compared with $14.2 million or $.34 per diluted share for the quarter ended September 30, 2004. Net earnings as a percentage of net sales improved from 34.7% in the first quarter of last year to 35.6% for the quarter ended September 30, 2005.

Consolidated net sales for the quarter ended September 30, 2005 were $47.7 million, an increase of 17% from the quarter ended September 30, 2004. Included in net sales for the quarter ended September 30, 2005 was $2.6 million of net sales from Fortron Bio Science, Inc. and BiosPacific, Inc., which were acquired effective July 1, 2005. Excluding these sales and the effect of changes in exchange rates, consolidated net sales increased 11% for the quarter. R&D Systems' Biotechnology Division net sales for the quarter ended September 30, 2005 were $29.7 million, an increase of 15%. R&D Europe's net sales for the quarter were $11.9 million, an increase of 8%. In British pound sterling, R&D Europe's net sales increased 10% for the quarter ended September 30, 2005. R&D Systems' Hematology Division net sales for the quarter were $3.5 million, a decrease of 12%, mainly as a result of a large OEM customer changing to a new primary vendor in January 2005.

The negative impact on consolidated net sales and net earnings of the change in exchange rates used to convert R&D Europe results from British pounds to U.S. dollars was not significant (approximately $245,000 and $68,000 for the quarter ended September 30, 2005, respectively).

Consolidated gross margins were 76.7% in the first quarter of fiscal 2006. Excluding Fortron and BiosPacific, gross margins were 79.1% compared to 78.3% in the first quarter of fiscal 2005. This increase was the result of a favorable mix of higher margin Biotechnology Division sales as compared to Hematology and R&D Europe sales. Gross margins for Fortron and BiosPacific operations of 35.5% for the quarter ended September 30, 2005 were negatively affected by purchase accounting related to inventory acquired.

Selling, general and administrative expense as a percent of net sales improved to 13.5% for the quarter ended September 30, 2005 from 13.8% for the quarter ended September 30, 2004, despite additional expenses as a result of the acquisitions, additional profit sharing, and stock option related compensation expense from the adoption of Financial Accounting Standards Board (FASB) Statement of Accounting Standards No. 123 (Revised 2004), Share-Based Payments (SFAS No. 123R). Selling, general and administrative expenses for the quarter ended September 30, 2005 increased $820,000 (15%) from the quarter ended September 30, 2004. Excluding Fortron and BiosPacific operations, these expenses increased $453,000 (8%) for the quarter. The increase was mainly a result of an increase in profit sharing accrual of $172,000 and the adoption, on July 1, 2005, of SFAS No. 123R which resulted in $270,000 of additional compensation expense in the quarter. Estimated total compensation expense of approximately $1.5 million or $.03 per diluted share is anticipated for fiscal 2006 as a result of the adoption of the Statement.

The Company allocated approximately $12.8 million to goodwill and $7.1 million to other intangible assets arising from the acquisition of Fortron and BiosPacific. The intangible assets, mainly trade names and customer and supplier relationships, are being amortized over lives of one to eight years and amortization expense of $272,000 was recorded for the quarter ended September 30, 2005 related to these assets.

In March 2005, the Company repurchased approximately 2.9 million shares of its common stock under an accelerated stock buyback transaction ("ASB") for an initial value of approximately $100 million. The ASB agreement is subject to a market price adjustment provision based upon the volume weighted average price during the nine-month period ending in December 2005. The market price adjustment may be settled in cash or stock at the Company's option. Based on the volume weighted average price per share through September 30, 2005, the settlement amount for the contract would have been approximately $23.3 million or about 489,000 shares at September 30, 2005. The effect of the reduction in outstanding shares on earnings per diluted share was $.03 for the quarter ended September 30, 2005.

In July 2005, the Company acquired Fortron Bio Science, Inc. and BiosPacific, Inc. for an aggregate $20 million in cash. The acquisitions will help the Company expand into the diagnostic market by offering research reagents that may have future diagnostic application and/or developing products specifically for diagnostic markets. Fortron and BiosPacific generated combined revenues of approximately $8.7 million in calendar 2004. The acquisitions are expected to be slightly accretive to the Company's earnings per share in fiscal year 2006.

Forward Looking Statements:
This earnings release contains forward-looking statements within the meaning of the Private Litigation Reform Act. These statements, including our expectations as to the estimated compensation expense resulting from stock option expensing and the accretive impact of the recent Fortron and BiosPacific acquisitions, involve risks and uncertainties that may affect the actual results of operations. The following important factors, among others, have affected and, in the future, could affect the Company's actual results: the integration of the recent acquisitions, the introduction and acceptance of new biotechnology and hematology products, the levels and particular directions of research by the Company's customers, the impact of the growing number of producers of biotechnology research products and related price competition, the retention of hematology OEM and proficiency survey business, the impact of currency exchange rate fluctuations, and the costs and results of research and product development efforts of the Company and of companies in which the Company has invested or with which it has formed strategic relationships. For additional information concerning such factors, see the Company's annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. We undertake no obligation to update or revise any forward-looking statements we make in this release due to new information or future events. Investors are cautioned not to place undue emphasis on these statements.


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Techne Corporation has two operating subsidiaries:  Research and Diagnostic
Systems, Inc. (R&D Systems) of Minneapolis, Minnesota and R&D Systems Europe, Ltd. (R&D Europe) of Abingdon, England. R&D Systems is a specialty manufacturer of biological products. R&D Systems has two subsidiaries, Fortron Bio Science, Inc. (Fortron), located in Minneapolis, and BiosPacific, Inc., located in Emeryville, California. Fortron develops and manufactures antibodies and BiosPacific is a worldwide supplier of biologics to manufacturers of in vitro diagnostic systems and immunodiagnostic kits. R&D Europe is a distributor of biotechnology products.

Contact:  Greg Melsen, Chief Financial Officer
          Kathy Backes, Controller
          (612) 379-8854




                             TECHNE CORPORATION
                      CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands, except per share data)
                                (Unaudited)

                                               QUARTER ENDED
                                             9/30/05     9/30/04
                                            --------    --------
Net sales                                   $ 47,709    $ 40,919
Cost of sales                                 11,096       8,887
                                            --------    --------
Gross margin                                  36,613      32,032
Operating expenses:
   Selling, general and administrative         6,454       5,634
   Research and development                    4,717       4,688
   Amortization of intangible assets             492         305
                                            --------    --------
      Total operating expenses                11,663      10,627
                                            --------    --------
Operating income                              24,950      21,405
Other expense (income):
   Interest expense                              223         245
   Interest income                              (974)     (1,053)
   Other non-operating expense (income), net     211         466
                                            --------    --------
      Total other expense (income)              (540)       (342)
                                            --------    --------
Earnings before income taxes                  25,490      21,747
Income taxes                                   8,489       7,555
                                            --------    --------
Net earnings                                $ 17,001    $ 14,192
                                            ========    ========
Earnings per share:
 Basic                                      $   0.44    $   0.34
 Diluted                                    $   0.43    $   0.34
Weighted average common shares outstanding:
  Basic                                       38,754      41,169
  Diluted                                     39,669      41,676



                               TECHNE CORPORATION
                          CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                  (Unaudited)

                                             9/30/05     6/30/05
                                            --------    --------
ASSETS
Cash and equivalents                        $ 76,516    $ 80,344
Short-term available-for-sale investments     18,725      16,790
Trade accounts receivable                     22,460      22,041
Other receivables                                652       1,681
Inventory                                      9,982       7,758
Other current assets                           6,099       6,367
                                            --------    --------
  Current assets                             134,434     134,981
Available-for-sale investments                48,452      41,871
Property and equipment, net                   88,640      89,036
Goodwill and intangible assets, net           33,505      14,138
Other non-current assets                      13,454      15,237
                                            --------    --------
  Total assets                              $318,485    $295,263
                                            ========    ========
LIABILITIES
Current liabilities                         $ 12,730    $ 14,016
Long-term debt                                13,078      13,378
Stockholders' equity                         292,677     267,869
                                            --------    --------
  Total liabilities and equity              $318,485    $295,263
                                            ========    ========